SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between William R. Retterath, a resident of South Dakota (“Executive”), and Daktronics, Inc., a South Dakota corporation (the “Company”).
BACKGROUND
A.Executive was employed by the Company as the Chief Financial Officer.
B.Executive and the Company have mutually agreed to terminate their employment relationship, on the terms and conditions set forth in this Agreement.
C.The parties are concluding their employment relationship amicably, but mutually recognize that such a relationship and its termination may give rise to potential claims or liabilities.
D.The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.
E.The parties desire to resolve any issues between them and have agreed to a settlement of such issues as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
1.Resignation. Effective September 10, 2012 (the “Separation Date”) Executive confirms his resignation of all positions held by him as an employee, officer or director of the Company and any of its subsidiaries that are identified in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended April 28, 2012.

2.Final Pay/Benefits Continuation. Executive confirms that he has been fully paid his base salary and any accrued and unused Paid Time Off through the Separation Date. Executive will have the right to continue his group health, dental and vision coverage after the Separation Date under such terms as are made available to similarly-situated former employees of the Company, pursuant to the terms of the applicable plan documents and laws regarding continuation coverage. If Executive elects any such continuation coverage, for a period of up to eighteen (18) months following the Separation Date, Company agrees to provide that coverage at the same employee rates as the Executive had prior to his departure. Company's obligations under the previous sentence terminates if Executive becomes eligible to receive comparable health and dental coverage at any time in the eighteen (18) months following the Separation Date. To the extent that Executive is currently a participant in any retirement, pension, or profit sharing plans of the Company, Executive will be entitled to his rights and benefits under those plans at the times and under the terms and conditions set forth in any such plan.

3.Expense Reimbursement. The Company will reimburse Executive for his regular and necessary business expenses incurred through the Separation Date in accordance with the Company's regular policies and practices. Executive will submit all requests for reimbursement to the Company no later than October 31, 2012.

4.Release by Executive. At the same time that Executive executes this Agreement, he shall execute a Release in the form attached to this Agreement as Exhibit A (the “Release”). This Agreement will not be interpreted or construed to limit the Release in any manner.

5.Severance Arrangements. The Company will make the severance payments set forth in subparagraphs 5.a (including subsections i. and ii), 5.b and 5.c below in lieu of any further payments or compensation that Executive would otherwise be entitled to receive under any other agreement with the Company. The Company will make such payments only if Executive has signed this Agreement and the Release and has not rescinded this Agreement or the Release within the rescission period set forth in Section 21 below (the “Rescission Period”).

a.Salary Continuation.

i.
The Company shall pay Executive salary continuation equal to Executive's bi-weekly base salary as of the Separation Date for a period of up to fifty-two (52) weeks, for a total payment to Executive of up to $200,161.00. Payment of the salary continuation shall be made in accordance with the Company's regular payroll schedule, beginning with the first earning period following expiration of the Rescission Period without rescission by Executive.

ii.
The Company shall pay Executive salary continuation equal to Executive's bi-weekly base salary as of the Separation Date for a another period of up to twenty-six (26) weeks, for an additional total payment to Executive of up to $100,080.50 Payment of the salary continuation shall be made in accordance with the Company's regular payroll schedule, beginning with the first earning period after payments have ceased under Section 5.a.i. above, provided the Rescission Period has expired without rescission by Executive. If during the twenty-six (26) week period described in this subsection 5.a.ii., Executive obtains other full-time employment with any other employer, then the Company shall deduct from any salary continuation payable under this subsection 5.a.ii, all amounts earned by Executive as gross income as a result of such employment. In connection therewith, Executive agrees to diligently look for alternate employment, and to promptly disclose to the Company in writing the nature and amount of any gross income earned by Executive from full-time employment with any other employer following the Separation Date and continuing through seventy-eight (78) weeks from the Separation Date. At Company's request, Executive will provide the Company with documentation of such earnings, including without limitation Form W-2s and/or pay-stubs. Executive shall repay any amounts to the Company that should have not been paid but for Executive's delay or failure to make such disclosure.

b.Group Health Insurance. If Executive elects continuation coverage for group health, dental and vision insurance pursuant to the applicable law regarding continuation coverage, for a period of up to eighteen (18) months following the Separation Date, Company agrees to provide that coverage at the same employee rates as the Executive had prior to his departure, and will deduct this amount from the severance payments similar to how it was done prior to departure. Company's obligations under the previous sentence terminates if Executive becomes eligible to receive comparable health and dental coverage at any time in the eighteen (18) months following the Separation Date.

c.Supplemental Compensation Payment. The Company shall pay Executive a payment of $15,000.00, payable in one lump sum on the Company's first regular pay date following the expiration of the Rescission Period without rescission by Executive. Notwithstanding the foregoing, if Executive advises Company in writing no later than five (5) days after Executive executes this Agreement, Company will pay some or all of the $15,000 payment described in this paragraph to third parties designated by Executive for job placement related services.

6.Equity.

a.Stock Options. Executive acknowledges and agrees that he holds options to purchase shares of the Company's common stock (the “Options”) granted under the Daktronics, Inc. 2001 Stock Incentive Plan (Amended and Restated 24 February 2005) and the Daktronics, Inc. 2007 Stock Incentive Plan (collectively, “Stock Plans”). Executive further acknowledges and agrees that, other than the Restricted Stock Units described in subsection 6.b below, the Options are Executive's only options or other rights to purchase or otherwise acquire shares of the common stock of the Company. The Company acknowledges and agrees that for purposes of the Stock Plans and the agreements and terms and conditions thereunder setting forth the terms of the Options (the “Option Agreements”), the services to be rendered by Executive to the Company under this Agreement constitute service to the Company for purposes of the vesting provisions of the Options; that the Options will continue to vest according to their respective terms until the later of (i) the date that the Company's obligation to continue severance payments and other benefits to Executive under Section 5 of this Agreement terminates or (ii) December 31, 2013 (each such date described in (i) and (ii) of this sentence, a “Termination Date”); and that Executive will have three months after the Termination Date or the stated term of each Option, whichever period is shorter, to exercise the portions of the Options that are vested and exercisable on the Termination Date. Executive acknowledges and agrees that to the extent each Option is exercisable on the Termination Date, it will expire and cease to be outstanding three (3) months after the Termination Date or the stated term of such Option, whichever period is shorter, unless previously exercised in accordance with the terms of the applicable Option Agreement and the applicable Stock Plan; and that the portion of each Option that is not exercisable as of the Termination Date will terminate and be of no force or effect on the Termination Date.

b.Restricted Stock Units. Executive acknowledges and agrees that he holds unvested restricted stock units (the “RSUs”) granted under the Daktronics, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). The Company acknowledges and agrees that for purposes of the 2007 Stock Plan and the agreements and terms and conditions thereunder setting forth the terms of the RSUs, the services to be rendered by Executive to the Company under this Agreement constitute service to the Company for purposes of the vesting provisions of the RSUs; and that the RSUs will continue to vest according to their respective terms until the Termination Date. Executive acknowledges and agrees that the RSUs will terminate and be of no force and effect on the Termination Date.

7.Confidential Information, Restrictive Covenants, and Non-Disparagement.

a.Confidential Information. Except as authorized in writing by an officer of the Company, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or will acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above‑described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the confidential information are in addition to any obligations of Executive under applicable statutory or common law. Notwithstanding any language in this Agreement to the contrary, Executive also reaffirms his obligations to the Company as set forth in the document entitled Employee's Invention and Confidential Information Agreement between Executive and Company dated September 4, 2001 (the “Confidentiality Agreement”).

b.Agreement Not to Hire. For a period of twelve (12) consecutive months after the Separation Date, Executive will not, directly or indirectly, hire, engage or solicit any person who is an employee of the Company, or who was an employee of the Company at any time during the 365‑day period immediately preceding the Separation Date, in any manner or capacity, including, without limitation, as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise, or otherwise encourage, induce or attempt to induce such person to discontinue his or her relationship with the Company.

c.Agreement Not to Interfere. For a period of twenty-four (24) consecutive months after the Separation Date, Executive will not, directly or indirectly, induce or attempt to induce any vendor, supplier, independent contractor, or customer of the Company to cease doing business with or terminate or alter its relationship with the Company.

d.Acknowledgment. Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company that, would not be quantifiable and for which no adequate remedy would exist at law. Executive acknowledges that it would be difficult to fully compensate the Company for resulting damages from any breach by him of the provisions of Section 7 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company will (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

e.Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 7 are in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, geographical extent, or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 7 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.

8.Cooperation/Consulting.

a.Cooperation. At any time upon reasonable request and notice from the Company, Executive will, without further consideration but at no expense to Executive, (a) timely execute and deliver such acknowledgments, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in his capacity for the Company) as may be necessary or appropriate to formalize and complete the Company's corporate records; provided, however, that nothing in this Section 8 will require Executive to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts, and (b) provide complete and truthful information to, and otherwise cooperate fully with, the Company, and any of its legal counsel, agents and representatives in connection with any matters relating to the Company in which the Company determines that Executive may have relevant information.

b.Consulting. For a period beginning on the Separation Date and ending on the Termination Date, Executive agrees to be reasonably available for and provide consulting services to the Company, as requested by the Chief Executive Officer of the Company or his desginee. Such consulting services include, but are not limited to, the following: consulting regarding Company, its business, business matters/specific projects about which Executive has information, answering phone calls and questions from Company employees, helping to promote and communicate a positive message regarding Executive's separation from Company, and otherwise assisting in the transition in light of the end of Executive's employment with Company. Consulting services shall be rendered by Executive from Executive's home.

9.Records, Documents, and Property. Within one week after this Agreement is executed by Executive, Executive will deliver to the Company or delete to the Company's satisfaction, any and all Company records and any and all Company property in his possession or under his control, including, without limitation, manuals, books, blank forms, documents, letters, memorandum, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company, and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Notwithstanding any language in this Section to the contrary, Company expressly authorizes Executive to maintain the professional and business contact information in his possession. To the extent that Company maintains any records relating to the eligibility of re-hire of Executive, such records will reflect that Executive is eligible for re-hire.

10.Actions Taken by Executive. Executive represents and warrants that, during the entire period that he has been an employee or officer of the Company, he acted in good faith and had no reasonable cause to believe that his conduct was unlawful.

11.Indemnification. Notwithstanding Executive's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Executive will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers by any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

12.Confidentiality.

a.General Standard. It is understood and agreed that this Agreement and a description thereof may be filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference in reports and other documents filed by the Company with the SEC. Notwithstanding such public filings, in order to minimize disruption and distraction from ongoing business operations, it is the intent of the parties that the terms of Executive's separation from the Company, including the provisions of this Agreement and the Release (collectively “Confidential Separation Information”), will be forever treated as confidential. Accordingly, except as provided in subparagraph 12.b below, Executive will not disclose Confidential Separation Information to anyone at any time and will not comment on Confidential Separation Information if asked about it by employees or former employees of the Company. Confidential Separation Information does not include the fact that Executive resigned his employment with the Company or the compensation and benefits he was receiving in connection with his employment with the Company immediately prior to the Separation Date.

b.Exceptions.

i.
It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in reports to governmental agencies as required by law, including, but not limited to, any federal or state tax authority.

ii.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information to his wife, his parents, his attorneys, his accountants or tax advisors.

iii.
It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in connection with any litigation proceeding involving the parties' rights or obligations under this Agreement or the Release.

13.Full Compensation. Executive understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Executive for and extinguish any and all of the potential claims Executive is releasing in the Release, including without limitation, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

14.Withholding of Taxes. The Company shall withhold from payments and benefits hereunder income and employment taxes and other amounts to the extent required by law. If there is any dispute over the taxation of any such payment or benefit, the Company and Executive will cause their respective tax advisors to cooperate in an effort to resolve such dispute.

15.No Admission of Wrongdoing. Executive understands that this Agreement does not constitute an admission that the Company, or any of its directors, officers, employees, or agents has violated any local ordinance, state or federal statute, or principle of common law, or that the Company, or any of its directors, officers, employees, or agents has engaged in any unlawful or improper conduct toward Executive. Executive will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly. The Company understands that this Agreement does not constitute an admission that Executive has violated any local ordinance, state or federal statute, or principle of common law, or that Executive or his agents have engaged in any unlawful or improper conduct toward the Company. The Company will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that Executive has engaged in any unlawful or improper conduct toward it or treated it unfairly.

16.Authority. Executive represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release. The Company represents and warrants that it has the authority to enter into this Agreement.

17.Legal Representation. Executive acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release, or the settlement of his potential claims against the Company and others, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant. The Company acknowledges that it was given an opportunity to consider and review this Agreement and to consult with an attorney of its own choosing at its expense concerning the Agreement, and that it has not relied upon any statements or representations made by Executive or his attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement.

18.Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement.

19.Entire Agreement. This Agreement, the Release, any Stock Option Agreements between Company and Executive, any Restricted Stock Unit Agreements between Company and Executive, the Confidentiality Agreement, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, any Stock Option Agreements between Company and Executive, any Restricted Stock Unit Agreements between Company and Executive, the Confidentiality Agreement, or any qualified employee benefit plans sponsored by the Company in which Executive is a participant, are intended by either party to be legally binding. All other agreements and understandings between Executive and the Company are hereby canceled, terminated, and superseded.

20.Period to Consider the Release and the Agreement. Executive understands that he has twenty-one (21) days to consider whether to sign this Agreement and the Release. If Executive signs this Agreement and the Release before the end of the 21‑day period, it will be his voluntary decision to do so because he has decided he does not need any additional time to decide whether to sign this Agreement and the Release.

21.Right to Rescind or Revoke. Executive understands that he has the right to rescind or revoke this Agreement and the Release for any reason within seven (7) calendar days after he signs them. Executive understands that this Agreement will not become effective or enforceable unless and until he has not rescinded this Agreement or the Release, and the Rescission Period has expired. Executive understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand‑delivered, the rescission must be (a) addressed to James Morgan, Chief Executive Officer, Daktronics, Inc., 201 Daktronics Drive, Brookings, SD 57006, and (b) delivered to Mr. Morgan within the 7‑day period. If mailed, the rescission must be (a) postmarked within the 7‑day period and (b) addressed to Mr. Morgan at the address in the preceding sentence.

22.Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.Governing Law. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release, will be governed by the laws of the State of South Dakota.

25.Non-Disparagement. Executive will not at any time disparage or defame the reputation, character, image, products, or services of the Company, or the reputation or character of any of its directors, officers, employees, or agents. The Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and all Executive Vice Presidents and Vice Presidents of Company similarly agree not to disparage or defame the reputation, character, image or services of the Executive.

26.Company Representation. Company represents and warrants that as of the date this Agreement is signed by Company, it is not aware of any claims it has against Executive.

27.References. The Company's directors and officers, if requested to provide a reference by Executive or a prospective employer, shall not be discouraged by the Company from doing so.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Date: October 7, 2012	By: /s/ William R. Retterath

Date: October 7, 2012	DAKTRONICS, INC.
By: /s/James B. Morgan
James B. Morgan, Chief Executive Officer (Principal Executive Officer)

EXHIBIT A

RELEASE BY WILLIAM R. RETTERATH

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.
Daktronics means Daktronics, Inc., any company related to Daktronics, Inc. in the present or past (including without limitation any of their predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Daktronics, Inc.

C.
Company means Daktronics; the present and past officers, directors, committees, and employees of Daktronics; any company providing insurance to Daktronics in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Daktronics; the attorneys for Daktronics; and anyone who acted on behalf of Daktronics or on instructions from Daktronics.

D.	Agreement means the Separation Agreement between Daktronics and me that I have executed on the same date as I am executing this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:

1.	all claims arising out of or relating to my employment with Daktronics or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the South Dakota Human Relations Act of 1972, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes;

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys` fees, costs, and interest.

However, My Claims do not include: (i) any claims that the law does not allow to be waived; (ii) any claims that may arise after the date on which I sign this Release; (iii) any claims for breach of the Agreement; (iv) any claims relating to my rights and benefits under any retirement, pension or profit sharing plan of the Company of which I am a participant, under the terms and conditions set forth in any such plan. My Claims also does not include any claims which cannot be waived by law, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency. Executive agrees to waive, however, his right to any monetary recovery should the EEOC or any state or local agency pursue any claims on Executive's behalf.
Agreement to Release My Claims. I will receive consideration from Daktronics as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that the consideration is in addition to anything of value that I would be entitled to receive from Daktronics if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though Daktronics will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within seven (7) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Daktronics by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Daktronics by hand or by mail within the 7-day rescission period. All deliveries must be made to Daktronics at the following address:
James Morgan
Chief Executive Officer
Daktronics, Inc.
201 Daktronics Drive
Brookings, SD 57006

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Daktronics at the address stated above.

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Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Daktronics. No child support orders, garnishment orders, or other orders requiring that money owed to me by Daktronics be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Daktronics. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Date: October 7, 2012	By: /s/ William R. Retterath

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